EXHIBIT 21.1

                       Bluegreen Corporation Subsidiaries

Big Cedar JV Interiors, LLC
Bluegreen Asset Management Corporation
Bluegreen/Big Cedar Vacations, LLC
Bluegreen Carolina Lands, LLC
Bluegreen Communities of Georgia, LLC
Bluegreen Communities of Georgia Realty, Inc.
Bluegreen Communities of Texas, LP
Bluegreen Corporation
Bluegreen Corporation of Tennessee
Bluegreen Corporation of the Rockies
Bluegreen Golf Clubs, Inc.
Bluegreen Guaranty Corporation
Bluegreen Holding Corporation (Texas)
Bluegreen Interiors, LLC
Bluegreen Nevada, LLC
Bluegreen Properties N.V.
Bluegreen Properties of Virginia, Inc.
Bluegreen Purchasing & Design, Inc.
Bluegreen Receivables Finance Corporation III
Bluegreen Receivables Finance Corporation V
Bluegreen Receivables Finance Corporation VI
Bluegreen Receivables Finance Corporation VII
Bluegreen Receivables Finance Corporation VIII
Bluegreen Receivables Finance Corporation IX
Bluegreen Receivables Finance Corporation X
Bluegreen Receivables Finance Corporation XI
Bluegreen Receivables Finance Corporation XII
Bluegreen Resorts International, Inc.
Bluegreen Resorts of Canada, Inc.
Bluegreen Resorts Management, Inc.
Bluegreen Southwest Land, Inc.
Bluegreen Southwest One, LP
Bluegreen Timeshare Finance Corporation I
Bluegreen Vacations Unlimited, Inc.
Bluegreen West Corporation
BRFC III Deed Corporation
Brickshire Realty, Inc.
BXG Realty, Inc.
BXG Realty Tenn, Inc.
Carolina National Golf Club, Inc.
Catawba Falls, LLC
Encore Rewards, Inc.
Family Fun Company, LLC
Great Vacation Destinations, Inc.
Jordan Lake Preserve Corporation
Lake Ridge Realty, Inc.
Leisure Capital Corporation
Leisure Communication Network, Inc.
Leisurepath, Inc.
Managed Assets Corporation
BXG Mineral Holdings, LLC
Mountain Lakes Realty, Inc.
Mystic Shores Realty, Inc.
New England Advertising Corporation
Pinnacle Vacations, Inc.
Preserve at Jordan Lake Realty, Inc.
Resort Title Agency, Inc.
Travelheads, Inc.


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